Exhibit 99.1

ENER1
ENERGY FOR THE FUTURE

PRESS RELEASE

FOR IMMEDIATE RELEASE

CEO AND VICE CHAIRMAN’S LETTER TO SHAREHOLDERS

FORT LAUDERDALE, FL – March 19, 2007 — Ener1, Inc. (OTCBB: ENEI) CEO Peter Novak and Vice Chairman Charles Gassenheimer today issued the following letter to Ener1 shareholders and interested members of the investment community.

Dear Shareholders:

We would like to take the opportunity to update you since our last shareholder letter on December 28, 2006. We believe that we have met or exceeded several of our key milestones and are excited to communicate that to you. Additionally, the alternative energy markets are getting a tremendous amount of attention from the press, investors, politicians, and just about everyone else. We believe that this will be a great year for Ener1 as it accelerates its lithium battery and fuel cell development products towards commercialization. We have been working with our Japanese and U.S. partners on a long-term solution to deliver a safer, more powerful, longer lasting battery for hybrid electric vehicle applications. However, the market is moving very quickly, and we intend to lead this technology change that will greatly benefit the American consumer both economically and environmentally.

First, we believe that Ener1 is in the right space (alternative energy) and in the right sectors (lithium ion batteries for hybrid and plug-in hybrid vehicles, commercial fuel cell products and nano manufacturing processes) at the right time. While we embrace many of the alternative energy initiatives around the world, particularly wind and solar power, we believe that the single greatest near-term impact benefiting the environment and the reduction of our dependence on foreign oil will be the proliferation of hybrid and plug-in hybrid electric vehicles. These cars are not a dream, but a reality, and over the next few years will become dominant forms of transportation.

Toyota is driving the timing of this market development, and we believe that the U. S. automakers will have to match Toyota’s moves. In an interview with Business Week on Feb. 16, Toyota Chief Executive Katsuaki Watanabe confirmed that their third-generation hybrid cars will use lithium ion batteries in the 2008 and 2009 models.

Investors should know that the U.S. auto manufacturers cannot yet make the same announcement as Toyota because they do not yet have access to a lithium ion battery solution today. The ability to bring the electric car and the plug-in hybrid vehicles to market in a cost efficient manner is dependent on a lithium battery solution. EnerDel, our lithium ion battery company subsidiary, is one of the major domestic developers of this technology, and based on our recent test results, we believe that we have the long-term technology solution for the domestic automotive market. Furthermore, as a public company, Ener1 is one of the few companies where investors can participate in the industry growth from on this technology.

The implications of this lithium ion battery technology are much greater than saving cost and space compared to the old and currently used nickel batteries. HEV’s will get improved mileage and vehicle performance, and the new lithium batteries will allow automakers to reduce the cost and size of the hybrid system. We believe lithium battery technology can cut the cost of a hybrid option substantially and that this cost reduction will make the purchase of a hybrid a positive return on investment for the consumer. Importantly, increased penetration of automotive battery technology can solve our dependence on foreign oil. Today, 68% of US consumption of oil is related to the transportation sector. It is our belief that as the battery technology is designed into the automobile, it will not only lead to greater fuel efficiency, but ultimately to better performance of the automobile.

EnerDel continued to validate its technology during the quarter. As previously released by EnerDel, in independent tests, the EnerDel cells averaged 50 percent more discharge power (i.e., ability to accelerate in stop–and-go traffic) compared to the end-of-life target, and the cells had a significantly lower self- discharge (i.e., the amount of battery energy loss when the vehicle is not operating) than the U.S. Advanced Battery Consortium (USABC) target. The cells exhibited consistent discharge results over wide temperature ranges, including very good low temperature performance. We recently submitted samples for the next phase of testing where the batteries will be tested additionally for high hybrid pulse power characterization, cold cranking, efficiency and lifetime performance. We expect the same excellent results.

In parallel, we are working at NanoEner to develop new generation of electrodes capable of delivering a super high rate of discharge while reducing weight. The Ener1 nano-electrodes do not require binding and conductive additives, as are commonly used in the industry. NanoEner’s positive and negative electrodes use nano-structures, and the electrodes can deliver about 30% more energy and deliver it faster than current electrodes. In addition to excellent mechanical strength, the NanoEner electrodes deliver improved charge time, weight, and safety, all qualities that benefit the consumer. We are well on our way to secure customer validation in 2007.

EnerFuel, our fuel cell company, is developing proprietary prototypes of its first commercial products. These products will take advantage of a fuel cell’s primary advantage of providing a long term energy source in remote locations. We hope to announce the introduction of the first commercial product in this area during the next two quarters of this year.

Our fuel cell humidifier, while small in real dollars, has gained prominence as we sell to major customers in the fuel cell industry. It is greatly helping to gain notice for EnerFuel. In addition, we are kicking off the long-awaited fuel cell project for the Florida Hydrogen Initiative in May, and are currently developing fuel cells under the American Science and Technology contract. Finally, availability of safe and reliable supplies of hydrogen for fuel cells is always an issue for fuel cell companies. EnerFuel has invented a proprietary chemical hydride process, which produces hydrogen for fuel cells through chemical reactions. Our in-house testing has shown that our hydride is more efficient than what is available in the marketplace today.

From an investor relations standpoint, it is our job not only to create value through technology; it is also our job to increase shareholder value through an improved stock price. Toward that end, we have increased our investor relations activities. We have appeared at industry investor conferences and have been interviewed on Wall Street media portholes such as Market News First. In the next two weeks alone, we will present as the lunchtime speaker at the Value Rich Conference in Miami on March 28, and will appear on the GreenTech online conference on March 21. We will continue to improve in this area.

We have much to do. We need to validate our technology in a way that is clear to our investors. Some of that will come from customer orders for samples of our battery solutions, an important milestone for EnerDel, which we expect shortly. Some of the validation will come from third party testing and evaluation. Be assured that we work hard every day to improve shareholder value, and thank you for your continued support.

We look forward to a great 2007 and thank our investors, customers, employees and our community of vendors and suppliers for their faith and support during this last year.

Regards,

Peter Novak Chief Executive Officer	Charles Gassenheimer Vice Chairman

About Ener1, Inc.
Ener1, Inc. (OTCBB:ENEI) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary through corporate ventures and strategic partnerships with Delphi, ITOCHU and EnerStruct, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; the lack of operating history for the development stage Ener1 businesses; the immediate need for substantial additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com